EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS FOURTH QUARTER 2020 EPS OF $0.37 ON STRENGTH OF
FEE AND SPREAD INCOME, LOAN GROWTH AND MARGIN EXPANSION

-- Record annual revenue, net interest income and non-interest income achieved in 2020 while the company organically grew both loans and deposits at double-digit rates for the seventh consecutive year --

PITTSBURGH, January 27, 2021 - TriState Capital Holdings, Inc. (Nasdaq: TSC) (“TriState Capital” or the “company”) reported fourth quarter and full year 2020 financial results including strong contributions by each of its investment management, private banking and commercial banking businesses, double-digit annual loan and deposit growth, assets under management growth, and year end margin expansion.

The parent company of TriState Capital Bank and Chartwell Investment Partners reported fourth quarter 2020 net income available to common shareholders of $10.6 million or $0.37 per diluted share, compared to $12.6 million or $0.44 in the fourth quarter of 2019 and $7.4 million or $0.26 in the third quarter of 2020.

“TriState Capital achieved record levels of revenue, interest income, fees, loans and deposits while maintaining superior asset quality and showing meaningful growth in fourth quarter margins,” Chairman and Chief Executive Officer James F. Getz said. “Our unique business model demonstrated its ability to achieve profitable growth in the most extraordinary operating and rate environments in 2020. We believe our balance sheet and capital position have never been stronger, including more than $200 million of growth capital secured last year. We also believe TriState Capital is well positioned to achieve its goals for 2021, including double-digit organic loan growth with credit quality outperformance, double-digit revenue growth fueled by all of our banking and asset management businesses, and improved profitability while continuing to invest in our clients, people, technology, and risk and compliance infrastructure.”

FULL YEAR AND FOURTH QUARTER 2020 HIGHLIGHTS
•Earnings reflected $3.0 million in fourth quarter provision expense toward building allowance for credit loss on loans and leases (ACL) by 145.5% from December 31, 2019 and 12.8% during the last three months of the year to $34.6 million at period end, representing 67.4% of adverse-rated credits, 1.01% of commercial loans and 0.42% of total loans.
•The company maintained superior credit quality, including period-end non-performing assets representing 0.13% of total assets and non-performing loans representing 0.12% of total loans, as well as COVID-19 deferral levels declining to 1.0% of total loans.
•Chartwell grew net income to $2.8 million in 2020, up 15.0% from the year prior, even as investment management fees declined 12.1% over the same period.
•Assets under management increased 5.8% from December 31, 2019 and 6.3% during the quarter to $10.26 billion at period end, while Chartwell’s run rate revenues grew to $35.6 million at year end.
•Fourth quarter funding costs declined 10 basis points and net interest margin improved by 7 basis points to 1.53% from the linked quarter, as the company managed deposit growth to 3.7% for the fourth quarter and 28.0% for the year, while expanding its liquidity relationships and franchise.
•Commercial loans grew by 19.0% from December 31, 2019 and 7.3% during the quarter, with no Paycheck Protection Program lending.
•Private banking loans grew 30.1% from December 31, 2019 and 7.8% during the quarter, as loans primarily collateralized by marketable securities represented 58.4% of total loans at the end of 2020.

REVENUE GROWTH
Net interest income (NII) grew to a record $36.1 million in the fourth quarter of 2020, increasing 9.1% from $33.1 million in the same period the year prior and 7.7% from $33.5 million in the linked quarter.

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Non-interest income totaled $14.0 million in the fourth quarter of 2020, compared to $13.5 million in the same period the year prior and $16.9 million in the linked quarter.

Chartwell investment management fees were $8.6 million in the fourth quarter of 2020, compared to $8.9 million in the same period the year prior and $8.1 million in the linked quarter. Fees from the bank’s back-to-back, loan-level interest rate swap offering for clients totaled $4.1 million during the fourth quarter of 2020, compared to $3.4 million in the same period the year prior and $4.0 million in the linked quarter.

TriState Capital recorded a $133,000 net gain on the sale and call of debt securities in the fourth quarter of 2020, primarily attributed to the continued repositioning of a portion of the corporate bond portfolio into government agency securities to take advantage of significant market appreciation and enhance the overall credit quality of the securities portfolio. Net gain on the sale and call of debt securities was $70,000 in the same period a year prior and $3.7 million in the linked quarter.

NII and non-interest income, excluding net gains and losses on the sale of securities, combined to generate record total revenue of $49.9 million for the fourth quarter of 2020, compared to $46.5 million in the same period the year prior and $46.6 million in the linked quarter. Full year 2020 total revenue was a record $191.2 million, up 6.6% from $179.4 million in 2019. Total revenue, which is not a financial metric under generally accepted accounting principles (GAAP), is a measure that TriState Capital has consistently utilized to provide a greater understanding of its diverse fee-generating businesses. TriState Capital’s non-interest income represented 27.8% of total revenue for the fourth quarter of 2020.

EXPENSES IN LINE WITH EXPECTATIONS
To support the continued growth of each of its businesses and its balance sheet, the company increased annual non-interest expense by 9.8% in 2020, which was its lowest rate of growth since 2013. Non-interest expense was $123.1 million in 2020, compared to $112.1 million in 2019. Total non-interest expense was $34.4 million in the fourth quarter of 2020, $30.1 million in the same period the year prior and $31.4 million in the linked quarter.

Fourth quarter 2020 operating expenses were favorably impacted by what are expected to be sustainable reductions in Federal Deposit Insurance Corporation (FDIC) insurance expense as a percentage of average assets, as compared to prior years. Premium assessments in the fourth quarter reflected TriState Capital’s portfolio of private banking non-purpose margin loans collateralized by marketable securities, as well as the branchless bank approaching $10 billion in assets and becoming a “large institution” for examination purposes. FDIC insurance expense was $1.9 million in the fourth quarter of 2020, or an annualized 0.08% of average assets, compared to $1.8 million, or 0.10%, the same period the year prior and $3.0 million, or 0.13%, in the linked quarter.

Other fourth quarter of 2020 operating expense increases included investments in technology and new hires to support continued growth, as well as accruals for the performance-based variable compensation program in which virtually all of the company’s employees participate. Technology and data services expense was $3.5 million in the fourth quarter of 2020, compared to $2.3 million in the same period the year prior and $2.6 million in the linked quarter. New hires and bonus accruals reflecting the company’s record annual revenue and other key financial metrics were primary factors in compensation and benefits expense increasing to $18.7 million in the fourth quarter of 2020, from $16.7 million in the same period the year prior and $18.5 million in the linked quarter.

TriState Capital Bank’s efficiency ratio was 55.57% in 2020 and 54.49% in 2019. The bank’s efficiency ratio for the fourth quarter of 2020 was 60.95%, compared to 56.03% in the same period the year prior and 58.73% in the linked quarter. The efficiency ratio, which is a non-GAAP financial metric, is a measure utilized to provide a greater understanding of a bank’s level of non-interest expense as a percentage of total revenue. Non-interest expense represented just 1.40% of average assets in the fourth quarter of 2020, compared to 1.60% in the same period the prior year and 1.31% in the linked quarter.

Pre-tax, pre-provision net revenue was $15.5 million in the fourth quarter of 2020, compared to $16.4 million in the same period the year prior and $15.2 million in the linked quarter. Pre-tax, pre-provision net revenue is a non-GAAP financial metric representing net income, without giving effect to loan loss provision and income taxes, and excluding gains and losses on the sale and call of investment securities.

Pre-tax income was $12.7 million in the fourth quarter of 2020, compared to $15.7 million in the same period a year prior and $11.5 million in the linked quarter.

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TriState Capital’s effective tax rate in 2020 was 0.4% for the fourth quarter and 14.1% for the full year. The company’s effective tax rate is impacted by certain factors including the number, timing and size of tax credit investments, as well as the proportion of consolidated earnings attributed to investment management. The company’s 2021 tax rate, based on factors including anticipated tax credit investment opportunities, is currently expected to range from 15% to 17%.

Net income available to common shareholders, earnings per share and weighted average diluted shares in the fourth quarter of 2020 reflected the company’s previously disclosed $105 million sale of common stock, convertible preferred stock and warrants to funds managed by Stone Point Capital LLC on December 30, 2020. Net income available to common shareholders in the fourth quarter of 2020 also reflected $2.0 million in dividends payable to holders of the company’s Series A Non-Cumulative Perpetual Preferred Stock and Series B Non-Cumulative Perpetual Preferred Stock.

INVESTMENT MANAGEMENT
Chartwell’s operating leverage potential was on full display in 2020, with significant growth in profitability. The unit’s net income grew to $2.8 million in 2020, up 15.0% from $2.4 million the year prior, even as investment management fees declined 12.1% over the same period. Chartwell earnings grew to $1.2 million in the fourth quarter of 2020, increasing from $13,000 in the same period the year prior and up 62.3% from $719,000 in the linked quarter.

Segment non-interest expenses were $29.7 million in 2020, down from $33.6 million in 2019, and $7.7 million in the fourth quarter of 2020, down from $8.9 million in the same period the year prior and $7.3 million in the linked quarter.

Strong investment performance across Chartwell’s active equity and fixed income strategies contributed to positive net inflows of client assets in 2020, as well as the full recovery of assets under management and run rate revenues from the financial markets’ trough in March 2020. At the end of 2020, Chartwell had $115 million in unfunded institutional investor commitments in its new business pipeline.

Chartwell new business and new flows from existing accounts of $278 million and market appreciation of $747 million more than offset outflows of $415 million in the fourth quarter of 2020. Chartwell assets under management were $10.26 billion at December 31, 2020, compared to $9.70 billion one year prior and $9.65 billion at September 30, 2020.

Chartwell annual run rate revenue grew 6.0% during the fourth quarter of 2020 to $35.6 million at December 31, 2020. Chartwell’s weighted average fee rate was 0.35% at December 31, 2020.

ORGANIC LOAN GROWTH
TriState Capital’s client engagement and distribution capabilities continued to grow both sides of its balance sheet organically, expanding the number and depth of its premier relationships with high-quality middle-market commercial customers, as well as the family offices and high-net-worth clients the bank serves through its national referral network of investment advisors and other financial intermediaries.

Average loans totaled a record $7.86 billion in the fourth quarter of 2020, growing 25.8% from $6.25 billion in the same period the year prior and 6.4% from $7.39 billion in the linked quarter. Loans at December 31, 2020 totaled $8.24 billion, growing an annual record $1.66 billion, or 25.2%, from one year prior and a quarterly record $583.0 million, or 7.6%, from September 30, 2020.

TriState Capital continued to fortify its position as the nation’s leading independent provider of marketable securities-backed loans for clients of independent investment advisory and other financial services firms. Private banking loans totaled a record $4.81 billion at December 31, 2020, increasing $1.11 billion, or 30.1%, from one year prior and $349.0 million, or 7.8%, from the end of the linked quarter.

The company continued to grow relationships with top-quality middle-market sponsors and businesses, driving originations of commercial and industrial (C&I) and commercial real estate (CRE) loans while managing credit quality within the portfolio. Commercial loans totaled $3.43 billion at December 31, 2020, increasing $547.5 million, or 19.0%, from one year prior and $233.9 million, or 7.3%, from the end of the linked quarter.

C&I loans grew to $1.27 billion at December 31, 2020, increasing by $188.4 million, or 17.4%, from one year prior and $135.9 million, or 11.9%, from the end of the linked quarter.

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CRE loans grew to $2.16 billion at December 31, 2020, increasing $359.0 million, or 20.0%, from one year prior and $98.1 million, or 4.8%, from the end of the linked quarter. CRE loans represented 26.1% of total period-end loans.

TriState Capital’s 2020 commercial lending activity is attributed to its regional middle market and financial services franchise, including the continued expansion of its equipment finance and investment fund finance offerings. The bank does not offer small business lending products and did not participate in the Paycheck Protection Program.

STRATEGIC DEPOSIT FRANCHISE EXPANSION
TriState Capital continues to support private banking and commercial loan growth with its highly responsive funding capability and the agile expansion of its strategic deposit franchise. The bank’s national treasury management and liquidity management offerings are increasing the breadth and depth of depositor relationships with financial services businesses, payroll and other specialized payment processors, high-net-worth individuals, family offices, middle market companies, professional service firms, municipalities and non-profits.

Average deposits totaled $8.44 billion in the fourth quarter of 2020, growing 35.8% from $6.21 billion in the same period the year prior and 2.8% from $8.21 billion in the linked quarter. Deposits at December 31, 2020 totaled $8.49 billion, growing by an annual record $1.85 billion, or 28.0%, from one year prior and $305.4 million, or 3.7%, from September 30, 2020.

Treasury management deposit accounts grew to $1.46 billion at December 31, 2020, increasing $383.2 million, or 35.7%, from one year prior and $110.1 million, or 8.2%, from September 30, 2020.

The bank’s loan-to-deposit ratio was 97.04% at December 31, 2020, compared to 99.14% one year prior and 93.53% at the end of the linked quarter, as TriState Capital managed deposit balances in line with loan activity in the quarter and the improving cash markets.

INTEREST RATE MANAGEMENT
TriState Capital continues to maintain a balance sheet with significant flexibility to actively manage interest rate dynamics and profitability, while offering attractive deposit and loan pricing to clients, even as the Federal Reserve’s target Federal Funds Rate has declined dramatically since the third quarter of 2019.

Investment securities totaled a record $842.5 million at December 31, 2020, up 79.6% from one year prior and 2.7% from the end of the linked quarter.

Most of TriState Capital’s non-fixed rate deposits are linked to the Effective Fed Funds Rate or another benchmark, and the remaining deposits are priced at rates set with bank discretion. Total cost of funds for all deposits and interest-bearing liabilities averaged 0.67% during the fourth quarter of 2020, compared to 1.93% in the same period last year and 0.77% in the linked quarter. The cost of total deposits averaged 0.57% during the fourth quarter of 2020, compared to 1.92% in the same period last year and 0.67% in the linked quarter.

At December 31, 2020, 94% of the company’s loans were floating rate and indexed to 30-day LIBOR or the Prime Rate. TriState Capital continued to constructively use interest rate floors on existing and new variable rate loans throughout the fourth quarter of 2020.

The yield on total loans averaged 2.44% during the fourth quarter of 2020, compared to 3.81% in the same period the year prior and 2.49% in the linked quarter. Loan yields resulted from trends in 30-day LIBOR during the fourth quarter of 2020, as well as an overall focus on premier relationships and product types, variable rate pricing, and strong asset quality.

TriState Capital reported a net interest margin of 1.53% for the fourth quarter of 2020, compared to 1.84% in the same period the year prior and 1.46% in the linked quarter as the company managed deposit costs and balances.

ASSET QUALITY
TriState Capital maintained strong asset quality metrics in the fourth quarter of 2020, reflecting the company’s disciplined credit culture and the majority of its private banking non-purpose margin loans collateralized by marketable securities. Private banking grew to represent 58.4% of total loans at December 31, 2020, while CRE and C&I loans comprised 26.1% and 15.5% of total loans, respectively.

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COVID-19 deferral levels have declined from 48 loans representing $185.9 million or 2.4% of total loans on October 20, 2020 to 13 loans representing $84.5 million or 1.0% of total loans on December 31, 2020.

TriState Capital recorded provision for credit loss of $3.0 million for the fourth quarter of 2020, in line with previously disclosed expectations, primarily reflecting the company’s reserve build. It recorded provision for credit loss of $728,000 for the fourth quarter of 2019 and $7.4 million for the linked quarter.

ACL totaled $34.6 million at the end of 2020, in line with previously disclosed expectations and including a “day 1” increase of $942,000 for implementation of the CECL accounting standard on December 31, 2020. The allowance increased 145.5% from $14.1 million at December 31, 2019 and 12.8% from $30.7 million at September 30, 2020. ACL represented 1.01% of commercial loans at December 31, 2020, excluding private banking loans primarily collateralized by liquid, marketable securities, compared to 0.49% at December 31, 2019 and 0.96% at September 30, 2020. As a percentage of total loans, ACL was 0.42% at December 31, 2020, 0.21% at December 31, 2019 and 0.40% at September 30, 2020.

Non-performing assets (NPAs) were $12.4 million, or 0.13% of total assets, at December 31, 2020, compared to $4.4 million, or 0.06%, at December 31, 2019 and $9.5 million, or 0.10%, at September 30, 2020. Non-performing loans (NPLs) were $9.7 million, or 0.12% of total loans, at December 31, 2020, compared to $184,000, or 0.00%, at December 31, 2019 and $6.8 million, or 0.09%, at September 30, 2020.

Total adverse-rated credits, including NPLs, were $51.3 million, or 0.62% of total loans, at December 31, 2020, compared to $35.0 million, or 0.53%, at December 31, 2019 and $38.8 million, or 0.51%, at September 30, 2020.

The company recorded net recoveries of $109,000 in the fourth quarter of 2020 and $6,000 in the year-ago quarter, and net charge-offs of $0 in the linked quarter.

CAPITAL STRENGTH AND EFFICIENCY
The company’s strong balance sheet included $1.28 billion in cash, equivalents and securities at December 31, 2020. Cash, equivalents, securities and private banking loans -- which are primarily collateralized by marketable securities that are monitored daily, liquid and subject to favorable treatment under regulatory capital requirements -- represented 61.49% of total assets at the end of the fourth quarter of 2020.

As of December 31, 2020, estimated regulatory capital ratios for TriState Capital Holdings were 14.12% for total risk-based capital, 11.99% for tier 1 risk-based capital, 8.99% for common equity tier 1 risk-based capital, and 7.29% for tier 1 leverage. For TriState Capital Bank, the estimated capital ratios were 13.41% for total risk-based capital, 12.89% for tier 1 risk-based capital, 12.89% for common equity tier 1 risk-based capital, and 7.83% for tier 1 leverage.

The company’s tangible common equity (TCE) ratio was 5.25%, or 10.27% excluding private banking loans primarily collateralized by liquid, marketable securities. The TCE ratio and TCE ratio excluding private banking loans are non-GAAP metrics utilized to provide a greater understanding of the capital adequacy of financial services companies.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

The live conference call on January 28 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link http://dpregister.com/sreg/10150560/dee5e7d640 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “TriState Capital investor call.” The call may be accessed by dialing 888-339-0757 from the United States, 855-669-9657 from Canada or 412-902-4194 from other international locations.

The live conference call will also be available through an audio webcast accessible at https://services.choruscall.com/links/tsc210128.html or http://investors.tristatecapitalbank.com. These links may also be used to access an archived replay of the conference call.

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A telephone replay of the call will be available approximately one hour after the end of the conference call through February 4. The replay may be accessed by dialing 877-344-7529 from the United States, 855-669-9658 from Canada or 412-317-0088 from other locations and entering the conference number 10150560.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (Nasdaq: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $9.8 billion in assets as of December 31, 2020, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $10.3 billion in assets under management as of December 31, 2020, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect TriState Capital’s current views with respect to, among other things, future events and the company’s financial performance, as well as the company’s goals and objectives for future operations, financial and business trends, business prospects and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other measures of future financial or business performance, strategies or expectations. These statements are often, but not always, made through the use of words or phrases such as “achieve,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “maintain,” “may,” “opportunity,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “sustain,” “target,” “trend,” “will,” “will likely result,” and “would,” or the negative versions of those words or other comparable statements of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about TriState Capital’s industry and beliefs or assumptions made by management, many of which, by their nature, are inherently uncertain. Although TriState Capital believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, TriState Capital cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that change over time and are difficult to predict, including, but not limited to, the following:
•risks associated with the COVID-19 pandemic and their expected impact and duration, including effects on TriState Capital’s operations, its clients, economic conditions and the demand for its products and services;
•TriState Capital’s ability to prudently manage its growth and execute its strategy, including the successful integration of past and future acquisitions, its ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and manage customer disintermediation;
•deterioration of TriState Capital’s asset quality;
•TriState Capital’s level of non-performing assets and the costs associated with resolving problem loans, including litigation and other costs;
•possible additional loan and lease losses and impairment, changes in the value of collateral securing TriState Capital’s loans and leases and the collectability of loans and leases, particularly as a result of the COVID-19 pandemic and the programs implemented by the Coronavirus Aid, Relief, and Economic Security Act, including its automatic loan forbearance provisions;
•possible changes in the speed of loan prepayments by customers and loan origination or sales volumes;
•business and economic conditions generally and in the financial services industry, nationally and within TriState Capital’s local market areas, including the effects of an increase in unemployment levels, slowdowns in economic growth and changes in demand for products or services or the value of assets under management;
•TriState Capital’s ability to maintain important deposit customer relationships, its reputation and otherwise avoid liquidity risks;
•changes in management personnel;
•TriState Capital’s ability to recruit and retain key employees;
•volatility and direction of interest rates;
•risks related to the phasing out of LIBOR and changes in the manner of calculating reference rates, as well as the impact of the phase out of LIBOR and introduction of alternative reference rates on the value of loans and other financial instruments we hold that are linked to LIBOR;
•changes in accounting policies, accounting standards, or authoritative accounting guidance, including the CECL model;
•any impairment of TriState Capital’s goodwill or other intangible assets;

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•TriState Capital’s ability to develop and provide competitive products and services that appeal to its customers and target markets;
•TriState Capital’s ability to provide investment management performance competitive with its peers and benchmarks;
•fluctuations in the carrying value of the assets under management held by Chartwell Investment Partners, LLC, the company’s registered investment advisor subsidiary, as well as the relative and absolute investment performance of such subsidiary’s investment products;
•operational risks associated with TriState Capital’s business, including technology and cyber-security related risks;
•increased competition in the financial services industry, particularly from regional and national institutions;
•negative perceptions or publicity with respect to any products or services offered by TriState Capital;
•adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings;
•changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including economic stimulus programs, and potential expenses associated with complying with such laws and regulations;
•TriState Capital’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms;
•regulatory limits on TriState Capital’s ability to receive dividends from its subsidiaries and pay dividends to shareholders;
•changes and direction of government policy towards and intervention in the U.S. financial system;
•natural disasters and adverse weather, acts of terrorism, regional or national civil unrest, cyber-attacks, an outbreak of hostilities, a public health outbreak (such as COVID-19) or other international or domestic calamities, and other matters beyond TriState Capital’s control;
•the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory or compliance risk resulting from developments related to any of the risks discussed above; and
•other factors that are discussed in TriState Capital’s filings with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if TriState Capital’s underlying assumptions prove to be incorrect, actual results may differ materially from what the company anticipates. Accordingly, readers should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for TriState Capital to predict which will arise. Any forward-looking statement speaks only as of the date on which it is made, and TriState Capital does not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition, TriState Capital cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL DISCLOSURES
This news release and the accompanying tables contain certain financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Specifically, TriState Capital reviews and reports tangible common equity, tangible book value per common share, tangible assets, tangible assets excluding private banking loans, tangible common equity ratio, tangible common equity ratio excluding private banking loans, EBITDA, total revenue, pre-tax, pre-provision net revenue and efficiency ratio. Although TriState Capital believes these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the most directly comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and in the reconciliation tables accompanying this news release.

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MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

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INVESTOR RELATIONS CONTACT
Lambert
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@lambert.com

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TRISTATE CAPITAL HOLDINGS, INC.
BALANCE SHEET DATA (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2020	2020	2019	2020	2019
Cash and cash equivalents	$435,442	$608,302	$403,855	$435,442	$403,855
Total investment securities	842,545	820,223	469,150	842,545	469,150
Loans and leases held-for-investment	8,237,418	7,654,446	6,577,559	8,237,418	6,577,559
Allowance for credit losses on loans and leases	(34,630)	(30,706)	(14,108)	(34,630)	(14,108)
Loans and leases held-for-investment, net	8,202,788	7,623,740	6,563,451	8,202,788	6,563,451
Goodwill and other intangibles, net	63,911	64,389	65,854	63,911	65,854
Other assets	352,130	377,136	263,500	352,130	263,500
Total assets	$9,896,816	$9,493,790	$7,765,810	$9,896,816	$7,765,810

Deposits	$8,489,089	$8,183,713	$6,634,613	$8,489,089	$6,634,613
Borrowings, net	400,493	395,439	355,000	400,493	355,000
Other liabilities	250,089	271,438	154,916	250,089	154,916
Total liabilities	9,139,671	8,850,590	7,144,529	9,139,671	7,144,529
Preferred stock	177,143	116,079	116,079	177,143	116,079
Common shareholders' equity	580,002	527,121	505,202	580,002	505,202
Total shareholders' equity	757,145	643,200	621,281	757,145	621,281
Total liabilities and shareholders' equity	$9,896,816	$9,493,790	$7,765,810	$9,896,816	$7,765,810

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TRISTATE CAPITAL HOLDINGS, INC.
INCOME STATEMENT DATA (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2020	2020	2019	2020	2019
Interest income:
Loans and leases	$48,288	$46,256	$59,936	$200,839	$239,328
Investments	2,504	3,687	3,827	14,032	16,324
Interest-earning deposits	218	279	1,711	2,224	6,795
Total interest income	51,010	50,222	65,474	217,095	262,447

Interest expense:
Deposits	12,107	13,898	29,990	69,202	125,592
Borrowings	2,839	2,850	2,418	9,949	9,798
Total interest expense	14,946	16,748	32,408	79,151	135,390
Net interest income	36,064	33,474	33,066	137,944	127,057
Provision (credit) for credit loss	2,972	7,430	728	19,400	(968)
Net interest income after provision for credit losses	33,092	26,044	32,338	118,544	128,025
Non-interest income:
Investment management fees	8,564	8,095	8,862	32,035	36,442
Service charges on deposits	309	235	216	1,072	559
Net gain on the sale and call of debt securities	133	3,744	70	3,948	416
Swap fees	4,095	3,953	3,363	16,274	11,029
Commitment and other loan fees	453	381	537	1,715	1,788
Other income	449	481	443	2,161	2,548
Total non-interest income	14,003	16,889	13,491	57,205	52,782
Non-interest expense:
Compensation and employee benefits	18,658	18,524	16,709	71,197	69,176
Premises and equipment expense	1,486	1,488	1,592	5,875	5,458
Professional fees	2,026	1,596	2,482	6,201	6,188
FDIC insurance expense	1,920	3,030	1,830	9,680	5,292
General insurance expense	308	294	286	1,142	1,097
State capital shares tax	605	366	380	1,720	420
Travel and entertainment expense	688	592	1,406	2,423	4,620
Technology and data services	3,509	2,576	2,274	10,803	8,520
Intangible amortization expense	478	478	503	1,944	2,009
Marketing and advertising	708	394	602	2,402	2,263
Other operating expenses	4,049	2,089	2,055	9,716	7,106
Total non-interest expense	34,435	31,427	30,119	123,103	112,149
Income before tax	12,660	11,506	15,710	52,646	68,658
Income tax expense	50	2,177	1,106	7,412	8,465
Net income	$12,610	$9,329	$14,604	$45,234	$60,193
Preferred stock dividends	1,987	1,962	1,962	7,873	5,753
Net income available to common shareholders	$10,623	$7,367	$12,642	$37,361	$54,440

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2020	2020	2019	2020	2019
Per share and share data:
Earnings per common share:
Basic	$0.37	$0.26	$0.45	$1.32	$1.95
Diluted	$0.37	$0.26	$0.44	$1.30	$1.89
Book value per common share	$17.78	$17.67	$17.21	$17.78	$17.21
Tangible book value per common share (1)	$15.82	$15.51	$14.97	$15.82	$14.97
Common shares outstanding, at end of period	32,620,150	29,828,143	29,355,986	32,620,150	29,355,986
Weighted average common shares outstanding:
Basic	28,378,695	28,286,250	27,875,074	28,267,512	27,864,933
Diluted	28,867,958	28,674,443	29,020,118	28,738,468	28,833,335

Performance ratios:
Return on average assets (2)	0.51%	0.39%	0.78%	0.50%	0.89%
Return on average common equity (2)	7.87%	5.56%	10.07%	7.15%	11.47%
Net interest margin (2) (3)	1.53%	1.46%	1.84%	1.58%	1.97%
Total revenue (1)	$49,934	$46,619	$46,487	$191,201	$179,423
Pre-tax, pre-provision net revenue (1)	$15,498	$15,192	$16,368	$68,098	$67,274
Bank efficiency ratio (1)	60.95%	58.73%	56.03%	55.57%	54.49%
Non-interest expense to average assets (2)	1.40%	1.31%	1.60%	1.35%	1.66%

Asset quality:
Non-performing loans	$9,680	$6,754	$184	$9,680	$184
Non-performing assets	$12,403	$9,478	$4,434	$12,403	$4,434
Other real estate owned	$2,723	$2,724	$4,250	$2,723	$4,250
Non-performing assets to total assets	0.13%	0.10%	0.06%	0.13%	0.06%
Non-performing loans to total loans	0.12%	0.09%	—%	0.12%	—%
Allowance for credit losses on loans and leases to loans	0.42%	0.40%	0.21%	0.42%	0.21%
Allowance for credit losses on loans and leases to non-performing loans	357.75%	454.63%	7,667.39%	357.75%	7,667.39%
Net recoveries	$(109)	$—	$(6)	$(279)	$(1,868)
Net recoveries to average total loans (2)	(0.01)%	—%	—%	—%	(0.03)%

Capital ratios: (4)
Tier 1 leverage ratio	7.29%	6.23%	7.54%	7.29%	7.54%
Common equity tier 1 risk-based capital ratio	8.99%	8.48%	9.32%	8.99%	9.32%
Tier 1 risk-based capital ratio	11.99%	10.56%	11.75%	11.99%	11.75%
Total risk-based capital ratio	14.12%	12.85%	12.05%	14.12%	12.05%
Bank tier 1 leverage ratio	7.83%	7.00%	7.22%	7.83%	7.22%
Bank common equity tier 1 risk-based capital ratio	12.89%	11.89%	11.26%	12.89%	11.26%
Bank tier 1 risk-based capital ratio	12.89%	11.89%	11.26%	12.89%	11.26%
Bank total risk-based capital ratio	13.41%	12.46%	11.57%	13.41%	11.57%

Investment Management Segment:
Assets under management	$10,263,000	$9,653,000	$9,701,000	$10,263,000	$9,701,000
EBITDA (1)	$1,675	$1,551	$714	$5,473	$5,824
(1)    These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.
(2)    Ratios are annualized.
(3)    Net interest margin is calculated on a fully taxable equivalent basis.
(4)    Capital ratios are estimated until regulatory reports are filed.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate (2)
Assets
Interest-earning deposits	$671,922	$216	0.13%	$866,502	$278	0.13%	$404,169	$1,687	1.66%
Federal funds sold	8,236	2	0.10%	9,071	2	0.09%	6,994	25	1.42%
Debt securities available-for-sale	578,021	676	0.47%	561,378	1,804	1.28%	251,767	1,994	3.14%
Debt securities held-to-maturity, net	227,465	1,633	2.86%	262,128	1,701	2.58%	206,383	1,653	3.18%
Debt securities trading	2,126	4	0.75%	—	—	—%	—	—	—%
Equity securities	—	—	—%	—	—	—%	1,898	4	0.84%
FHLB stock	13,284	199	5.96%	13,284	196	5.87%	20,930	198	3.75%
Total loans and leases	7,858,368	48,288	2.44%	7,386,265	46,256	2.49%	6,248,106	59,936	3.81%
Total interest-earning assets	9,359,422	51,018	2.17%	9,098,628	50,237	2.20%	7,140,247	65,497	3.64%
Other assets	405,461			420,887			326,013
Total assets	$9,764,883			$9,519,515			$7,466,260

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$2,949,908	$3,280	0.44%	$2,866,303	$3,280	0.46%	$1,446,394	$6,178	1.69%
Money market deposit accounts	4,027,298	6,120	0.60%	3,811,100	6,944	0.72%	3,123,162	15,727	2.00%
Certificates of deposit	1,003,219	2,707	1.07%	1,121,824	3,674	1.30%	1,358,319	8,086	2.36%
Borrowings:
FHLB borrowings	300,000	1,384	1.84%	300,000	1,392	1.85%	465,489	2,417	2.06%
Line of credit borrowings	870	—	—%	—	—	—%	—	—	—%
Subordinated notes payable, net	95,493	1,455	6.06%	95,601	1,458	6.07%	—	—	—%
Total interest-bearing liabilities	8,376,788	14,946	0.71%	8,194,828	16,748	0.81%	6,393,364	32,408	2.01%
Noninterest-bearing deposits	457,824			407,079			285,027
Other liabilities	275,766			274,480			173,977
Shareholders' equity	654,505			643,128			613,892
Total liabilities and shareholders' equity	$9,764,883			$9,519,515			$7,466,260

Net interest income (1)		$36,072			$33,489			$33,089
Net interest spread			1.46%			1.39%			1.63%
Net interest margin (1)			1.53%			1.46%			1.84%

(1)    Interest income and net interest margin are calculated on a fully taxable equivalent basis.
(2)    Annualized.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Years Ended
	December 31, 2020			December 31, 2019
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$775,276	$2,199	0.28%	$313,413	$6,628	2.11%
Federal funds sold	8,076	25	0.31%	8,803	167	1.90%
Debt securities available-for-sale	438,293	6,550	1.49%	250,064	8,119	3.25%
Debt securities held-to-maturity, net	246,054	6,439	2.62%	193,443	6,921	3.58%
Debt securities trading	592	5	0.84%	—	—	—%
Equity securities	—	—	—%	6,733	115	1.71%
FHLB stock	14,994	1,098	7.32%	18,043	1,270	7.04%
Total loans and leases	7,255,035	200,839	2.77%	5,669,507	239,328	4.22%
Total interest-earning assets	8,738,320	217,155	2.49%	6,460,006	262,548	4.06%
Other assets	387,080			281,171
Total assets	$9,125,400			$6,741,177

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$2,407,087	$14,493	0.60%	$1,058,064	$21,480	2.03%
Money market deposit accounts	3,812,942	35,095	0.92%	2,943,541	69,336	2.36%
Certificates of deposit	1,223,631	19,614	1.60%	1,371,038	34,776	2.54%
Borrowings:
FHLB borrowings	330,314	6,095	1.85%	394,480	8,639	2.19%
Line of credit borrowings	6,243	261	4.18%	1,234	68	5.51%
Subordinated notes payable, net	59,078	3,593	6.08%	17,335	1,091	6.29%
Total interest-bearing liabilities	7,839,295	79,151	1.01%	5,785,692	135,390	2.34%
Noninterest-bearing deposits	408,313			267,846
Other liabilities	239,137			128,618
Shareholders' equity	638,655			559,021
Total liabilities and shareholders' equity	$9,125,400			$6,741,177

Net interest income (1)		$138,004			$127,158
Net interest spread			1.48%			1.72%
Net interest margin (1)			1.58%			1.97%

(1)    Interest income and net interest margin are calculated on a fully taxable equivalent basis.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
LOAN AND LEASE COMPOSITION (UNAUDITED)

	December 31, 2020		September 30, 2020		December 31, 2019
(Dollars in thousands)	Loan Balance	Percent of Loans	Loan Balance	Percent of Loans	Loan Balance	Percent of Loans
Middle-market banking loans:
Commercial and industrial	$1,274,152	15.5%	$1,138,288	14.9%	$1,085,709	16.5%
Commercial real estate	2,155,466	26.1%	2,057,391	26.8%	1,796,448	27.3%
Total middle-market banking loans	3,429,618	41.6%	3,195,679	41.7%	2,882,157	43.8%
Private banking loans	4,807,800	58.4%	4,458,767	58.3%	3,695,402	56.2%
Loans and leases held-for-investment	$8,237,418	100.0%	$7,654,446	100.0%	$6,577,559	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENTS OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended December 31, 2020				Year Ended December 31, 2020
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$51,010	$—	$—	$51,010	$217,095	$—	$—	$217,095
Interest expense	13,495	—	1,451	14,946	75,339	—	3,812	79,151
Net interest income (loss)	37,515	—	(1,451)	36,064	141,756	—	(3,812)	137,944
Provision for credit losses on loans and leases	2,972	—	—	2,972	19,400	—	—	19,400
Net interest income (loss) after provision for loan and lease losses	34,543	—	(1,451)	33,092	122,356	—	(3,812)	118,544
Non-interest income:
Investment management fees	—	8,772	(208)	8,564	—	32,727	(692)	32,035
Net gain on the sale and call of debt securities	133	—	—	133	3,948	—	—	3,948
Other non-interest income	5,270	36	—	5,306	21,164	58	—	21,222
Total non-interest income (loss)	5,403	8,808	(208)	14,003	25,112	32,785	(692)	57,205
Non-interest expense:
Intangible amortization expense	—	478	—	478	—	1,944	—	1,944
Other non-interest expense	26,078	7,237	642	33,957	90,541	27,735	2,883	121,159
Total non-interest expense	26,078	7,715	642	34,435	90,541	29,679	2,883	123,103
Income (loss) before tax	13,868	1,093	(2,301)	12,660	56,927	3,106	(7,387)	52,646
Income tax expense (benefit)	452	(74)	(328)	50	8,330	308	(1,226)	7,412
Net income (loss)	$13,416	$1,167	$(1,973)	$12,610	$48,597	$2,798	$(6,161)	$45,234

EXHIBIT 99

	Three Months Ended December 31, 2019				Year Ended December 31, 2019
(Dollars in thousands)	Bank	Investment Management	Parent and Other	Consolidated	Bank	Investment Management	Parent and Other	Consolidated
Income statement data:
Interest income	$65,470	$—	$4	$65,474	$262,332	$—	$115	$262,447
Interest expense	32,445	—	(37)	32,408	134,336	—	1,054	135,390
Net interest income (loss)	33,025	—	41	33,066	127,996	—	(939)	127,057
Provision for loan losses	728	—	—	728	(968)	—	—	(968)
Net interest income (loss) after provision for loan losses	32,297	—	41	32,338	128,964	—	(939)	128,025
Non-interest income:
Investment management fees	—	8,977	(115)	8,862	—	36,889	(447)	36,442
Net gain on the sale and call of debt securities	70	—	—	70	416	—	—	416
Other non-interest income (loss)	4,585	14	(40)	4,559	15,051	31	842	15,924
Total non-interest income (loss)	4,655	8,991	(155)	13,491	15,467	36,920	395	52,782
Non-interest expense:
Intangible amortization expense	—	503	—	503	—	2,009	—	2,009
Other non-interest expense	21,073	8,387	156	29,616	77,945	31,560	635	110,140
Total non-interest expense	21,073	8,890	156	30,119	77,945	33,569	635	112,149
Income (loss) before tax	15,879	101	(270)	15,710	66,486	3,351	(1,179)	68,658
Income tax expense (benefit)	1,190	88	(172)	1,106	8,015	918	(468)	8,465
Net income (loss)	$14,689	$13	$(98)	$14,604	$58,471	$2,433	$(711)	$60,193

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
EARNINGS PER COMMON SHARE (UNAUDITED)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2020	2020	2019	2020	2019

Basic earnings per common share:
Net income	$12,610	$9,329	$14,604	$45,234	$60,193
Less: Preferred dividends on series A and B	1,963	1,962	1,962	7,849	5,753
Less: Preferred dividends on series C	24	—	—	24	—
Net income available to common shareholders	$10,623	$7,367	$12,642	$37,361	$54,440

Allocation of net income available:
Common shareholders	$10,578	$7,367	$12,642	$37,320	$54,440
Series C convertible preferred shareholders	38	—	—	34	—
Warrant shareholders	7	—	—	7	—
Total	$10,623	$7,367	$12,642	$37,361	$54,440

Basic weighted average common shares outstanding:
Basic common shares	28,378,695	28,286,250	27,875,074	28,267,512	27,864,933
Series C convertible preferred, as-if converted	102,767	—	—	25,832	—
Warrants, as-if exercised	20,053	—	—	5,041	—

Basic earnings per common share	$0.37	$0.26	$0.45	$1.32	$1.95

Diluted earnings per common share:
Income available to common shareholders after allocation	$10,578	$7,367	$12,642	$37,320	$54,440

Diluted weighted average common shares outstanding:
Basic common shares	28,378,695	28,286,250	27,875,074	28,267,512	27,864,933
Restricted stock - dilutive	390,320	303,138	797,676	345,026	633,802
Stock options - dilutive	98,943	85,055	347,368	125,930	334,600
Diluted common shares	28,867,958	28,674,443	29,020,118	28,738,468	28,833,335

Diluted earnings per common share	$0.37	$0.26	$0.44	$1.30	$1.89

	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Anti-dilutive shares:
Restricted stock	647,717	781,262	27,000	581,717	31,500
Stock options	—	10,000	—	—	—
Warrants	922,438	—	—	922,438	—
Total anti-dilutive shares	1,570,155	791,262	27,000	1,504,155	31,500

Earnings per common share (“EPS”) is computed using the two-class method, which requires that the Series C convertible preferred stock and warrants to be treated as participating classes of securities in the computation of EPS. In addition, net income is reduced by dividends declared on all series of preferred stock to derive net income available to common shareholders. The two-class method is an earnings allocation that determines EPS for each class of common stock and participating security. Net income available to common shareholders is reduced by the percentage of average common shares allocable to Preferred Series C holders and warrant holders on an as-if converted basis to arrive at net income allocable to common shareholders. Basic EPS is computed by dividing net income allocable to common shareholders by the weighted average number of its common shares outstanding for the period, excluding non-vested restricted stock. Diluted EPS reflects the potential dilution upon the exercise of stock options and warrants, and the vesting of restricted stock awards granted utilizing the treasury stock method. The Series C convertible preferred stock is excluded from diluted weighted average common shares outstanding because the payment of the dividend is considered in the net income allocable to common shareholders for the calculation of basic EPS.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible common equity,” “tangible book value per common share,” “tangible assets,” “tangible assets excluding private banking loans,” tangible common equity ratio,” “tangible common equity ratio excluding private banking loans,” “EBITDA,” “total revenue,” “pre-tax, pre-provision net revenue” and “efficiency ratio.” These non-GAAP financial measures are supplemental measures that we believe provide management and our investors with a more detailed understanding of our performance, although these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures in accordance with GAAP. The non-GAAP financial measures presented herein are calculated as follows:

“Tangible common equity” is defined as common shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors so that they can better understand and assess changes from period to period in common shareholders’ equity exclusive of changes in intangible assets associated with prior acquisitions. Intangible assets are created when we buy businesses that add relationships and revenue to our Company. Intangible assets have the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible book value per common share” is defined as common shareholders’ equity reduced by intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets associated with prior acquisitions.

“Tangible assets” is defined as total assets reduced by intangible assets, including goodwill. We believe this measure is important to many investors who are interested in changes from period to period in total assets exclusive of changes in intangible assets.

“Tangible assets excluding private banking loans” is defined as total assets reduced by intangible assets, including goodwill, and private banking loans. We believe this measure is important to many investors who are interested in changes from period to period in total assets exclusive of changes in intangible assets and private banking loans.

“Tangible common equity ratio” is defined as (i) common shareholders’ equity reduced by intangible assets, including goodwill, divided by (ii) total assets reduced by intangible assets, including goodwill. We believe this measure is important to many investors who are interested in changes from period to period in the ratio of common shareholders’ equity to total assets exclusive of changes in intangible assets.

“Tangible common equity ratio excluding private banking loans” is defined as (i) common shareholders’ equity reduced by intangible assets, including goodwill, divided by (ii) total assets reduced by intangible assets, including goodwill, and private banking loans. We believe this measure is important to many investors who are interested in changes from period to period in the ratio of common shareholders’ equity to total assets exclusive of changes in intangible assets and private banking loans.

“EBITDA” is defined as net income before interest expense, income tax expense, depreciation expense and intangible amortization expense. We use EBITDA particularly to assess the strength of our investment management business. We believe this measure is important because it allows management and investors to better assess our investment management performance in relation to our core operating earnings by excluding certain non-cash items and the volatility that is associated with certain discrete items that are unrelated to our core business.

“Total revenue” is defined as net interest income and total non-interest income, excluding gains and losses on the sale and call of debt securities. We believe adjustments made to our operating revenue allow management and investors to better assess our core operating revenue by removing the volatility that is associated with certain items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of debt securities and total non-interest expense. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan and lease losses and changes in our tax rates and other items that are unrelated to our core business.

“Efficiency ratio” is defined as total non-interest expense divided by our total revenue (as defined herein). We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue, particularly at the Bank.

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2020	2020	2019
Tangible common equity and tangible book value per common share:
Common shareholders' equity	$580,002	$527,121	$505,202
Less: goodwill and intangible assets	63,911	64,389	65,854
Tangible common equity	$516,091	$462,732	$439,348
Common shares outstanding	32,620,150	29,828,143	29,355,986
Tangible book value per common share	$15.82	$15.51	$14.97

(Dollars in thousands)	December 31,	September 30,	December 31,
	2020	2020	2019
Tangible common equity ratio excluding private banking channel loans:
Common shareholders' equity	$580,002	$527,121	$505,202
Less: goodwill and intangible assets	63,911	64,389	65,854
Tangible common equity (numerator)	$516,091	$462,732	$439,348
Total assets	9,896,816	9,493,790	7,765,810
Less: goodwill and intangible assets	63,911	64,389	65,854
Tangible assets	9,832,905	9,429,401	7,699,956
Tangible common equity ratio	5.25%	4.91%	5.71%
Less: private banking loans	4,807,800	4,458,767	3,695,402
Tangible assets excluding private banking loans (denominator)	5,025,105	4,970,634	4,004,554
Tangible common equity ratio excluding private banking loans	10.27%	9.31%	10.97%

INVESTMENT MANAGEMENT SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2020	2020	2019	2020	2019
Investment Management EBITDA:
Net income	$1,167	$719	$13	$2,798	$2,433
Interest expense	—	—	—	—	—
Income taxes expense (benefit)	(74)	251	88	308	918
Depreciation expense	104	103	110	423	465
Intangible amortization expense	478	478	503	1,944	2,009
EBITDA	$1,675	$1,551	$714	$5,473	$5,824

EXHIBIT 99
TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2020	2020	2019	2020	2019
Total revenue and pre-tax, pre-provision net revenue:
Net interest income	$36,064	$33,474	$33,066	$137,944	$127,057
Total non-interest income	14,003	16,889	13,491	57,205	52,782
Less: net gain (loss) on the sale and call of debt securities	133	3,744	70	3,948	416
Total revenue	49,934	46,619	46,487	191,201	179,423
Less: total non-interest expense	34,436	31,427	30,119	123,103	112,149
Pre-tax, pre-provision net revenue	$15,498	$15,192	$16,368	$68,098	$67,274

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2020	2020	2019	2020	2019
Bank total revenue:
Net interest income	$37,515	$34,925	$33,025	$141,756	$127,996
Total non-interest income	5,403	8,771	4,655	25,112	15,467
Less: net gain (loss) on the sale and call of debt securities	133	3,744	70	3,948	416
Bank total revenue	$42,785	$39,952	$37,610	$162,920	$143,047

Bank efficiency ratio:
Total non-interest expense (numerator)	$26,078	$23,462	$21,073	$90,541	$77,945
Bank total revenue (denominator)	$42,785	$39,952	$37,610	$162,920	$143,047
Bank efficiency ratio	60.95%	58.73%	56.03%	55.57%	54.49%